Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement of SB Financial Group, Inc. on Form S-3 of our report dated March 12, 2013, on our audit of the consolidated financial statements of SB Financial Group, Inc. We also consent to the references to our firm under the caption “Experts.”

/s/ BKD, LLP

Cincinnati, Ohio
September 16, 2013